CONTRACTUAL FEE/EXPENSE WAIVER AGREEMENT


         Agreement effective as of the 6th day of May 2009 by and between the Turner Funds, a Massachusetts business trust (the "Trust") and Turner Investment Partners, Inc., a Pennsylvania corporation ("TIP").

         TIP hereby agrees to limit the net total operating expenses at the levels indicated through May 6, 2010 for the Turner Spectrum Fund:

                  Turner Spectrum Fund:             Net Total Operating Expenses

                  Institutional Class                         1.95%
                  Investor Class                              2.20%

         This Agreement shall be renewable at the end of each one year term for an additional one year term upon the written agreement of the parties hereto.



         IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Agreement to be executed by their officers designated below effective as of the day and year first above written.


TURNER FUNDS                                    TURNER INVESTMENT PARTNERS, INC.

By:  /s/ Thomas R. Trala                         By:  /s/ Brian F. McNally
    -----------------------------------------    -------------------------------
              Signature                                    Signature

Name:   Thomas R. Trala                         Name:  Brian F. McNally
      ---------------------------------------   --------------------------------
              Printed                                       Printed
Title:  President and Chief Executive Officer   Title: General Counsel and Chief
       --------------------------------------          Compliance Officer -
                                                       Principal
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